Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-13008, 333-125027, 333-137105 and 333-145713) pertaining to the VimpelCom 2000 Stock Option Plan and the Amended and Restated VimpelCom 2000 Stock Option Plan of our reports dated March 5, 2008, with respect to the consolidated financial statements of Open Joint Stock Company Vimpel-Communications (“VimpelCom”), and the effectiveness of internal control over financial reporting of VimpelCom, included in the Annual Report (Form 20-F) of VimpelCom, for the year ended December 31, 2007.

/s/ Ernst & Young LLC

Moscow, Russia

May 12, 2008